Exhibit 99.1

Robert R. Walker Elected to ESI's Board of Directors

    PORTLAND, Ore.--(BUSINESS WIRE)--Sept. 4, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIO) announced today that Robert R. Walker was elected to the company's board of directors. Walker served as the chief financial officer for Agilent Technologies, Inc., an electronic instrument company that was spun out of Hewlett Packard Company, from its inception until December 2001. Before joining Agilent, Walker spent 25 years with Hewlett Packard in a variety of financial, general management and administrative positions. Walker is also a director of Liberate Technologies and a member of the executive committee of the Financial Executives International.
    "Bob's acceptance and the recent addition of two highly qualified members, Richard Faubert and Fred Ball, create an extremely strong board of directors for ESI," said Jon Tompkins, chairman of the board of directors of ESI. "The breadth and collective industry experience of each of our board members along with Bob's extensive knowledge of the electronics industry will guide ESI toward continued growth and success in its markets."
    "It is with great pleasure that I accept a position on ESI's board of directors," said Walker. "I admire ESI for their innovative technology and their ability to deliver this technology to meet customer productivity requirements."

    About ESI

    ESI, headquartered in Portland, Ore., supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.

    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028